Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES 2007 YEAR-END AND
FOURTH QUARTER RESULTS
Grand Rapids, MI – January 9, 2008 – Mercantile Bank Corporation (Nasdaq: MBWM) reported net income for 2007 of $9.0 million, or $1.06 per diluted share, a decline of approximately 55 percent from the $19.8 million, or $2.33 per diluted share, reported for the prior year. For the fourth quarter of 2007, Mercantile reported net income of $0.1 million, a decrease of 97.9 percent from the $4.6 million reported for the fourth quarter of 2006. Diluted earnings per share were $0.01 compared with $0.54 reported for the year-ago period, a decrease of 98.1 percent. Earnings continue to reflect an elevated level of nonperforming assets and a lower net interest margin relative to 2006 and the prior-year fourth quarter.
Chairman and CEO Michael Price commented, “During the fourth quarter, we devoted substantial time and effort to reviewing our loan portfolio for signs of weakness. We wanted to identify and downgrade relationships with significant potential to become problems down the road in light of the continuing weakness in the economy.
“During this process,” Mr. Price continued, “we downgraded any credit where we identified signs of current or likely future significant weakness. In fact, of our nonperforming loan total of $29.8 million at year end, $13.1 million was contractually current. Additionally, $5.4 million were less than 90 days past due. We believe this posture was prudent based on the difficult economic environment combined with identified weakness in current or future cash flows.

“As an asset-sensitive bank, with a higher level of earning assets subject to repricing faster than our deposits in the near term, we continue to experience compression of our net interest margin in this current declining interest rate environment,” continued Mr. Price. “The 100 basis point cut in the prime rate during the September-December period immediately lowered the yield on our prime-based loans, while deposit costs normally have a longer time horizon before they reflect the declining rate environment. This asset-sensitivity should stabilize once interest rates level off. However, given the uncertainty in our economy further interest rate cuts appear likely.”
Operating Results
Total revenue, consisting of net interest income and noninterest income, was $61.4 million for 2007, a decrease of 8.1 percent from the $66.8 million reported for 2006. Net interest income was $55.6 million, down 9.8 percent year over year; the 50 basis point decline in the net interest margin, from 3.37 percent to 2.87 percent, was partially offset by a 6.4 percent increase in 2007 average earning assets. Noninterest income for 2007 was $5.9 million, an increase of $0.61 million, or 11.6 percent over 2006.
The provision for loan and lease losses was $11.1 million for 2007, up $5.3 million from the $5.8 million reported for 2006, principally due to the continuing deterioration in the local real estate market and further downgrades in Mercantile’s loan portfolio.
Noninterest expense for 2007 was $38.4 million, an increase of $6.1 million, or 18.9 percent, over the prior-year period. Excluding the $1.2 million one-time pre-tax payment to the former chairman upon his retirement, noninterest expense for 2007 was $37.2 million, an increase of $4.9 million, or 15.2 percent, over the prior-year period. Salaries and benefits were $22.9 million for 2007; excluding the $1.2 million expense, salaries and benefits totaled $21.7 million, up $2.7 million, or 14.2 percent, from the prior year primarily reflecting an increased staffing level. Other noninterest expense for the year was $10.1 million, up $2.0 million or 25.0 percent, in large part from increased expenses associated with the administration and resolution of problem assets and increased FDIC insurance premium assessments. The efficiency ratio for 2007 was 62.4 percent compared with 48.3 percent for the previous year, reflecting lower net interest income and an increased level of noninterest expense.
Balance Sheet
Total assets were $2.12 billion at December 31, 2007, an increase of 2.6 percent over the $2.07 billion reported for the prior year-end. Year over year, total loans grew $54.4 million, or 3.1 percent, reaching $1.8 billion at December 31, 2007. “Our ability to grow our loan portfolio, even at this modest level, is a credit to our lenders; finding high quality loans in a weak economy and a competitive environment has been difficult,” commented Mr. Price. Over 70 percent of Mercantile’s loan portfolio is supported by real estate. Commercial real estate loans account for approximately half of Mercantile’s loan portfolio, with non-real estate commercial loans contributing an additional 25 percent. Construction and development loans account for approximately 16 percent of the loan portfolio, about evenly divided between residential and commercial construction and development.

Deposits totaled $1.6 billion at December 31, 2007, a 3.4 percent decline compared with year-end 2006. Mercantile shifted a portion of its brokered deposits into FHLB advances to take advantage of lower rates; these advances nearly doubled year over year, from $95.0 million at December 31, 2006 to $180.0 million for the current year-end.
Asset Quality
“Our residential real estate market continues to deteriorate, with lower sales prices and a growing inventory of houses,” commented Mr. Price. “The composition of our nonperforming assets reflects the weakness in this sector; nonperforming residential construction and land development loans and related foreclosed properties totaled $14.9 million of our $150 million residential construction portfolio at year-end 2007. In contrast, nonperforming commercial loans, including commercial real estate loans, commercial construction and land development loans, commercial and industrial loans and related foreclosed assets, totaled $20.8 million of our $1.5 billion commercial portfolio.”
Nonperforming assets were $35.7 million, or 1.68 percent of total assets at December 31, 2007, compared with $25.9 million, or 1.23 percent of total assets at September 30, 2007, and $9.6 million, or 0.46 percent of total assets at December 31, 2006. This includes $5.9 million of foreclosed real estate and repossessed assets at year-end 2007 compared with $1.0 million for the prior year-end.
Net loan charge-offs for 2007 were $6.7 million, equivalent to 0.38 percent of average loans, compared with $4.9 million, or 0.29 percent of average loans reported for 2006; $3.9 million of total net charge-offs were taken in the fourth quarter. Loan and lease loss reserves were $25.8 million at 2007 year-end, or 1.43 percent of total loans and leases, compared with 1.38 percent and 1.23 percent of total loans for the 2007 third quarter-end and for the prior year-end, respectively.
Shareholders’ equity at December 31, 2007 was $178.2 million, an increase of $6.2 million, or 3.6 percent from December 31, 2006. Total shares outstanding at year-end 2007 were 8,527,197. Total risk-based capital ratio was 11.4 percent at December 31, 2007, virtually unchanged from a year-ago.
“Real estate problems, especially in a depressed economy such as in Michigan, are not easily or quickly resolved,” commented Mr. Price. “At Mercantile, we are taking the initiative to address signs of weakness as they appear. However, we cannot predict the future of our local real estate market or of our economy. Despite this uncertainty, we continue to move forward – hiring talented bankers, looking for high-quality lending relationships and managing our portfolio proactively – just as we have always done.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater

Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #

Mercantile Bank Corporation
Fourth Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2007	2006	2005
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$29,138,000	$51,098,000	$36,208,000
Short-term investments	292,000	282,000	545,000

Total cash and cash equivalents	29,430,000	51,380,000	36,753,000

Securities available for sale	136,673,000	130,967,000	112,961,000
Securities held to maturity	65,330,000	63,943,000	60,766,000
Federal Home Loan Bank stock	9,733,000	7,509,000	7,887,000

Total loans and leases	1,799,880,000	1,745,478,000	1,561,812,000
Allowance for loan and lease losses	(25,814,000)	(21,411,000)	(20,527,000)

Total Loans and leases, net	1,774,066,000	1,724,067,000	1,541,285,000

Premises and equipment, net	34,351,000	33,539,000	30,206,000
Bank owned life insurance policies	39,118,000	30,858,000	28,071,000
Accrued interest receivable	9,957,000	10,287,000	8,274,000
Other assets	22,745,000	14,718,000	12,007,000

Total assets	$2,121,403,000	$2,067,268,000	$1,838,210,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$133,056,000	$133,197,000	$120,828,000
Interest-bearing	1,458,125,000	1,513,706,000	1,298,524,000

Total deposits	1,591,181,000	1,646,903,000	1,419,352,000

Securities sold under agreements to repurchase	97,465,000	85,472,000	72,201,000
Federal funds purchased	13,800,000	9,800,000	9,600,000
Federal Home Loan Bank advances	180,000,000	95,000,000	130,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	4,013,000	3,316,000	2,347,000
Accrued expenses and other liabilities	23,799,000	21,872,000	16,595,000

Total liabilities	1,943,248,000	1,895,353,000	1,683,085,000

SHAREHOLDERS’ EQUITY
Common stock	176,755,000	161,223,000	148,533,000
Retained earnings	1,131,000	11,794,000	8,000,000
Accumulated other comprehensive income (loss)	269,000	(1,102,000)	(1,408,000)

Total shareholders’ equity	178,155,000	171,915,000	155,125,000

Total liabilities and shareholders’ equity	$2,121,403,000	$2,067,268,000	$1,838,210,000

Mercantile Bank Corporation
Fourth Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME
Loans and leases, including fees	$32,674,000	$34,178,000	$133,685,000	$127,470,000
Investment securities	2,535,000	2,425,000	10,056,000	9,296,000
Federal funds sold	77,000	135,000	420,000	482,000
Short-term investments	7,000	2,000	20,000	12,000

Total interest income	35,293,000	36,740,000	144,181,000	137,260,000

INTEREST EXPENSE
Deposits	18,860,000	18,644,000	76,221,000	64,755,000
Short-term borrowings	896,000	839,000	3,493,000	2,867,000
Federal Home Loan Bank advances	1,756,000	1,257,000	6,100,000	5,393,000
Long-term borrowings	707,000	705,000	2,810,000	2,658,000

Total interest expense	22,219,000	21,445,000	88,624,000	75,673,000

Net interest income	13,074,000	15,295,000	55,557,000	61,587,000

Provision for loan and lease losses	4,900,000	1,700,000	11,070,000	5,775,000

Net interest income after provision for loan and lease losses	8,174,000	13,595,000	44,487,000	55,812,000

NONINTEREST INCOME
Service charges on accounts	425,000	380,000	1,610,000	1,386,000
Other income	1,109,000	1,001,000	4,260,000	3,875,000

Total noninterest income	1,534,000	1,381,000	5,870,000	5,261,000

NONINTEREST EXPENSE
Salaries and benefits	5,546,000	4,804,000	22,876,000	18,983,000
Occupancy	837,000	732,000	3,300,000	3,136,000
Furniture and equipment	540,000	500,000	2,063,000	2,050,000
Other expense	3,085,000	2,161,000	10,117,000	8,093,000

Total noninterest expense	10,008,000	8,197,000	38,356,000	32,262,000

Income (loss) before federal income tax expense	(300,000)	6,779,000	12,001,000	28,811,000

Federal income tax expense (benefit)	(395,000)	2,174,000	3,035,000	8,964,000

Net income	$95,000	$4,605,000	$8,966,000	$19,847,000

Basic earnings per share	$0.01	$0.55	$1.06	$2.36

Diluted earnings per share	$0.01	$0.54	$1.06	$2.33

Average shares outstanding *	8,462,260	8,421,318	8,453,483	8,403,163

Average diluted shares outstanding *	8,485,035	8,523,314	8,497,509	8,517,972

*	- Adjusted for 5% stock dividend paid on May 4, 2007

Mercantile Bank Corporation
Fourth Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2007	2007	2007	2007	2006
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2007	2006
EARNINGS
Net interest income	$13,074	14,051	13,948	14,484	15,295	55,557	61,587
Provision for loan and lease losses	$4,900	2,800	2,350	1,020	1,700	11,070	5,775
Noninterest income	$1,534	1,507	1,421	1,408	1,381	5,870	5,261
Noninterest expense	$10,008	9,570	10,039	8,739	8,197	38,356	32,262
Net income	$95	2,367	2,221	4,283	4,605	8,966	19,847
Basic earnings per share	$0.01	0.28	0.26	0.51	0.55	1.06	2.36
Diluted earnings per share	$0.01	0.28	0.26	0.50	0.54	1.06	2.33
Average shares outstanding *	8,462,260	8,458,601	8,455,891	8,436,933	8,421,318	8,453,483	8,403,163
Average diluted shares outstanding *	8,485,035	8,491,612	8,503,138	8,518,791	8,523,314	8,497,509	8,517,972

PERFORMANCE RATIOS
Return on average assets	0.02%	0.45%	0.43%	0.84%	0.89%	0.43%	1.01%
Return on average common equity	0.21%	5.32%	5.08%	10.04%	10.78%	5.10%	12.19%
Net interest margin (fully tax-equivalent)	2.64%	2.86%	2.91%	3.07%	3.19%	2.87%	3.37%
Efficiency ratio	68.51%	61.51%	65.32%	54.99%	49.15%	62.44%	48.26%
Full-time equivalent employees	306	302	305	295	291	306	291

CAPITAL
Period-ending equity to assets	8.40%	8.44%	8.30%	8.40%	8.32%	8.40%	8.32%
Tier 1 leverage capital ratio	9.97%	10.06%	10.10%	10.12%	10.04%	9.97%	10.04%
Tier 1 risk-based capital ratio	10.14%	10.19%	10.26%	10.44%	10.37%	10.14%	10.37%
Total risk-based capital ratio	11.39%	11.40%	11.37%	11.52%	11.45%	11.39%	11.45%
Book value per share	$21.05	21.00	20.64	20.70	20.36	21.05	20.36
Cash dividends per share	$0.14	0.14	0.14	0.13	0.12	0.55	0.47

ASSET QUALITY
Gross loan charge-offs	$3,988	795	1,358	1,134	2,276	7,275	5,389
Net loan charge-offs	$3,943	743	1,204	777	2,227	6,667	4,891
Net loan charge-offs to average loans	0.87%	0.17%	0.28%	0.18%	0.51%	0.38%	0.29%
Allowance for loan and lease losses	$25,814	24,857	22,800	21,654	21,411	25,814	21,411
Allowance for losses to total loans	1.43%	1.38%	1.28%	1.24%	1.23%	1.43%	1.23%
Nonperforming loans	$29,809	23,070	20,595	10,018	8,571	29,809	8,571
Other real estate and repossessed assets	$5,895	2,820	3,369	2,540	986	5,895	986
Nonperforming assets to total assets	1.68%	1.23%	1.14%	0.60%	0.46%	1.68%	0.46%

END OF PERIOD BALANCES
Loans and leases	$1,799,880	1,796,962	1,776,026	1,748,838	1,745,478	1,799,880	1,745,478
Total earning assets (before allowance)	$2,011,908	2,005,136	1,980,722	1,967,733	1,948,179	2,011,908	1,948,179
Total assets	$2,121,403	2,106,427	2,103,520	2,089,577	2,067,268	2,121,403	2,067,268
Deposits	$1,591,181	1,640,984	1,639,010	1,686,157	1,646,903	1,591,181	1,646,903
Shareholders’ equity	$178,155	177,724	174,531	175,477	171,915	178,155	171,915

AVERAGE BALANCES
Loans and leases	$1,791,510	1,773,151	1,755,033	1,741,531	1,729,899	1,765,465	1,660,284
Total earning assets (before allowance)	$2,006,940	1,992,075	1,965,345	1,953,416	1,938,499	1,979,625	1,860,680
Total assets	$2,104,212	2,096,597	2,075,217	2,058,718	2,042,037	2,083,846	1,959,933
Deposits	$1,618,825	1,632,153	1,643,522	1,647,000	1,628,233	1,635,289	1,545,069
Shareholders’ equity	$178,583	176,482	175,434	173,028	169,452	175,898	162,781

*	- Adjusted for 5% stock dividend paid on May 4, 2007